Exhibit 10.1

June 30, 2009

Dreams, Inc.

2 S. University Drive, Suite 325

Plantation, FL 33324

Re: Amended and Restated Letter Agreement

Ladies and Gentlemen:

This letter (“Agreement”) constitutes an agreement by and between COMERICA BANK, (herein called “Bank”), and (i) Dreams, Inc., a Utah corporation, registered in Florida as a foreign corporation under the name Dreams of Utah, Inc. and dba Dreams, Inc. (individually “Dreams”, and as authorized agent for each of the other Borrowers “Authorized Agent”), (ii) Dreams Franchise Corporation, a California corporation (“Franchise”), (iii) Dreams Entertainment, Inc., a Utah corporation (“Entertainment”), (iv) Dreams Products, Inc., a Utah corporation, Inc. (“Products”), (v) Dreams Retail Corporation, a Florida corporation (“Retail”), (vi) Dreams/Pro Sports, Inc., a Florida corporation (“Pro Sports”), (vii) Fansedge Incorporated, a Delaware corporation (“Fansedge”), (viii) The Greene Organization, Inc., a Florida corporation (“Greene”), (ix) The Sports Collectibles & Auction Company, Inc., a Florida corporation (“Collectibles”), (x) Dreams Unique, Inc., a Florida corporation (“Unique”), (xi) StarsLive365, LLC, a Nevada limited liability corporation (“StarsLive”), (xii) 365 Las Vegas, L.P., a Nevada limited partnership (“Las Vegas”) and (xiii) BKJ Consulting Corp., an Illinois corporation (“BKJ” and collectively with Dreams, Franchise, Entertainment, Products, Retail, Pro Sports, Fansedge, Greene, Collectibles, Unique, StarsLive and Las Vegas referred to herein as the “Borrowers” and individually, a “Borrower”), pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Borrowers, or any of them.

This Agreement amends, restates and replaces that certain letter agreement dated May 15, 2007, among Borrowers and Bank, as amended (the “Prior Agreement”).

In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favor of any of the Borrowers, and in consideration of all present and future Liabilities of any of the Borrowers to Bank, each Borrower represents, warrants, covenants and agrees as follows:

1. (a) As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, when used with respect to any Person, any other Person, or group acting in concert in respect of such Person, that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this letter agreement, as the same may be amended from time to time.

“Business Day” shall mean any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and Fort Lauderdale, Florida.

“Capital Expenditure” shall mean, without duplication, with respect to any Person, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of such Person, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of such Person thereunder would be required by generally accepted accounting principles to be capitalized and shown as liabilities on the balance sheet of such Person.

“Consolidated” and “Consolidating” shall mean when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

“Debt” shall mean with respect to any Person as of any date of determination all items of indebtedness, obligation or liability of that Person, whether matured or unmatured, liquidated or unliquidated direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“EBITDA” shall mean, for any period, net income (loss) of Dreams and its Consolidated Subsidiaries before interest expense, income tax expense and depreciation and amortization expense for such period, all as determined on a Consolidated basis in accordance with GAAP.

“Environmental Laws” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by any Borrower, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 8 of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Guaranty” shall mean a guaranty in form and substance satisfactory to Bank pursuant to which a Guarantor guaranties payment of all or any portion of the Liabilities.

“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

“Liabilities” shall mean all present and future liabilities, obligations and indebtedness of Borrowers, or any of them, to Bank, howsoever created, existing, evidenced or arising, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, whether due or to become due, and all amendments, restatements, extensions and/or renewals thereof.

“Licensing Agreements” shall mean the Licensing Agreements described in Schedule 1 annexed hereto.

“Loan Documents” shall mean this Agreement and any and all notes, instruments, documents, guarantees, security agreements and written agreements at any time evidencing, governing, securing or supporting any of the Liabilities.

“Material Adverse Effect” shall mean any material adverse change in or effect upon (i) the business, operations, condition (financial or otherwise), performance or properties of any Borrower(s), or (ii) the ability of any. Borrower(s) to pay and perform their obligations under this Agreement or otherwise in respect of any of the Liabilities, or (iii) the enforceability of this Agreement or any of the other Loan Documents.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition of (i) all outstanding equity interests of an entity pursuant to which such entity becomes a wholly-owned subsidiary of the Borrower (and, if required by Bank, such Subsidiary shall have duly executed a guaranty of payment of the Liabilities and/or agreements granting Bank a security interest in all present and future assets of such Subsidiary as collateral security for the Liabilities) or (ii) substantially all assets of an entity by the Borrower or one of the Borrower’s subsidiaries free and clear of liens and encumbrances other than Permitted Encumbrances; so long as in each case, the Bank has given its prior written consent to such acquisition.

“Permitted Encumbrances” is defined in Section 7(c) of this Agreement.

“Person” or “person” shall mean any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, a government, or any agency or political subdivision thereof, or any other entity of any kind.

“Revolving Credit Amount” shall mean from the date hereof through August 31, 2009, $19,500,000, (ii) from September 1, 2009 through December 30, 2009, $20,000,000, (iii) on December 31, 2009, $13,000,000, (iv) from January 1, 2010 through February 28, 2010, $15,000,000, and.(v) from March 1,2010 and thereafter $19,500,000.

“Revolving Credit Maturity Date” shall mean the “Maturity Date” as set forth in the Revolving Note.

“Revolving Note” shall mean that certain Master Revolving Note dated June 30, 2009 made by in the original principal amount of $20,000,000 by Borrowers payable to Bank, as may be amended, restated, supplemented or replaced from time to time.

“Subsidiary(ies)” shall mean, in respect of any Person, any corporation, association, joint stock company, limited liability company, partnership (whether general, limited or both), or business trust (in any case, whether now existing or hereafter organized or acquired), of which more than fifty percent (50%) of the outstanding voting stock or other ownership interest is owned either directly or indirectly by such Person and/or one or more of its Subsidiaries, or the management of which is otherwise controlled either directly or indirectly by such Person and/or one or more of its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise expressly requires, the term Subsidiary(ies) shall refer to the Subsidiary(ies) Dreams.

“Tangible Net Worth” shall mean, as of any date of determination (i) the net book value of the assets of Dreams and its Consolidated Subsidiaries as of such date (excluding all amounts owing to Dreams and/or its Consolidated Subsidiaries by officers, directors, shareholders and other Affiliates and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Dreams and/or its Consolidated Subsidiaries), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) minus (ii) the total Debt of Dreams and its Consolidated Subsidiaries as of such date, all as determined in accordance with GAAP.

(b) Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

2. Each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrowers, or any of them, shall be evidenced by and subject to a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Borrowers unto Bank. The funding and disbursement of any loan or advance, and the extension of any other credit, to or in favor of Borrowers shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank, and its counsel, may from time to time require.

3.(a) Borrowers agree to pay Bank a non-refundable, unused fee on the average daily balance of the unused portion of the Revolving Credit Amount at the rate per annum equal to one quarter of one percent (0.25%) of the Revolving Credit Amount for the average number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first Business Day of each March, June, September and December, commencing September 1, 2009, and on the Revolving Credit Maturity Date.

(b) Borrowers also agree to pay Bank a non-refundable, annual credit facility fee of $50,000. $37,500 of the credit facility fee for 2009 was paid by Borrower prior to the date hereof. The $12,500 balance of the 2009 credit facility fee shall be paid by Borrower upon execution of this Agreement. $25,000 of the credit facility fee for 2010 shall be paid by Borrower to Bank on January 4, 2010. In the event the Revolving Credit Maturity Date is extended to any date beyond June 3, 2010, the $25,000 balance of the 2010 credit facility fee shall be paid by Borrower to Bank on July 1, 2010. In the event the Revolving Credit Maturity Date is not extended beyond June 30, 2010, the second $25,000 installment of the 2010 credit facility fee shall be deemed waived by Bank.

(c) Borrowers shall pay Bank a non-refundable restructuring fee of $270,000, which fee shall be deemed fully earned upon execution of the Agreement by Borrowers and Bank. Payment of the restructuring fee be made by Borrowers on or before the earlier to occur of: (i) January 4, 2010, or (ii) the first occurrence of an Event of Default.

4. The proceeds of advances of the revolving line of credit evidenced by the Revolving Note shall be used for working capital purposes.

5. Each Borrower hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

(a)	It and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of its organization, is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where the failure to so qualify could have a Material Adverse Effect, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which such Borrower or any of its Subsidiaries is a party or by which it is otherwise bound, are within its powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of its organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered, will be valid and binding and legally enforceable in accordance with their terms.

(b)	Each Borrower, and any other business or organization to which such Borrower became the successor by merger, consolidation, acquisition or change in form, conducts business and operates under its exact legal name set forth on the signature page below.

(c)	The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which such Borrower or any of its Subsidiaries is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which such Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the property or assets of Borrowers or any of their Subsidiaries, except to or in favor of Bank.

(d)	No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of such Borrower or any of its officers, is threatened against such Borrower or any of its Subsidiaries, the outcome of which could result in a Material Adverse Effect.

(e)	There are no security interests in, or liens, mortgages, or other encumbrances on, any of such Borrower’s or any of its Subsidiaries’ property or assets, except Permitted Encumbrances.

(f)	As of the date of this Agreement and after giving effect to the waiver set forth in paragraph 18 below, there exists no Default or Event of Default under any of the Liabilities.

(g)	The most recent financial statements with respect to Dreams and its Consolidated Subsidiaries delivered to Bank fairly present the financial condition of Dreams and its Consolidated Subsidiaries as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since December 31, 2008, there has been no Material Adverse Effect.

(h)

Neither such Borrower nor any Subsidiary has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by such Borrower or any Subsidiary or upon which such Borrower or any Subsidiary has a place of business (collectively and severally the “Property”) in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect; and that, to the best of such Borrower’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect.

To the best of its knowledge neither such Borrower nor any Subsidiary has ever received any notice of any violation of any Environmental Law(s), and to the best of such Borrower’s knowledge, there have been no actions commenced or threatened by any party against such Borrower or any Subsidiary or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

(i)	As of the date of this Agreement, Schedule 5(i) is a true and complete list of all of the Subsidiaries of Dreams, and each such Subsidiary’s address, place of incorporation or organization and percentage of ownership of such Borrower in each such Subsidiary.

(j)	As of the date of this Agreement, all current real estate rental obligations of Borrowers are have been paid in full and no payments are overdue.

6. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Borrowers, or any of them, and so long as any Liabilities remain unpaid and outstanding, each Borrower covenants and agrees that it shall and it shall cause each of its Subsidiaries to:

(a)	Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

(i)	as soon as available, and in any event not later than ninety (90) days after and as of the end of each fiscal year of Dreams, beginning with the fiscal year ending December 31, 2009, (A) Dreams’ 10K as of such date and (B) the financial statement of Dreams and its Consolidated Subsidiaries for and as of the end of each such fiscal year, containing the balance sheets of Dreams and its Consolidated Subsidiaries as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared on a consolidated and consolidating basis in accordance with GAAP, shall be in such detail as Bank may reasonably require, and shall be audited by independent certified public accountants of recognized standing selected by Dreams and acceptable to Bank (Bank acknowledges that as of the date hereof, Freidman, Cohen, Taubman & Co., LLC is acceptable to Bank);

(ii)

as soon as available, and in any event not later than forty five (45) days after and as of the end of each fiscal quarter of Dreams, (A) Dreams’ 10-Q for such fiscal quarter and (B) the financial statement for Dreams and its Consolidated Subsidiaries, containing the balance sheet of Dreams and its Consolidated Subsidiaries as of the end of each such quarter, statements of income and retained earning and a statement of cash flows for Dreams and its Consolidated Subsidiaries for such quarter and for the portion of the fiscal year of Dreams and its Consolidated Subsidiaries through the end of the fiscal quarter then ending. Such financial statements shall be prepared by

Dreams on a consolidated and consolidating basis in accordance with GAAP, and shall be certified as to accuracy and fairness by the chief executive or chief financial officer of Dreams;

(iii)	as soon as available, and in any event not later than forty five (45) days after and as of the end of each month, the financial statements for the Borrowers, containing the balance sheets of the Borrowers as of the end of each such month, statements of income and retained earning and a statement of cash flows for the Borrowers for such month and for the portion of the fiscal year of the Borrowers through the end of the month then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be in the form previously furnished to Bank, shall be prepared by Borrowers in accordance with GAAP, and shall be certified as to accuracy and fairness by the chief executive or chief financial officer of Borrowers;

(iv)	simultaneous with the delivery to Bank of the respective financial statements required in sub-sections (i) and (iii) above, a compliance certificate in form annexed hereto as Exhibit “B”, certified by the chief executive or chief financial officer of Dreams, for itself and as Authorized Agent for all of the other Borrowers;

(v)	as soon as available, and in any event within fifteen (15) days after and as of the end of each month, agings of each Borrower’s accounts receivable, agings of each Borrower’s account payable and an inventory report of each Borrower, each in form and substance satisfactory to Bank, certified by a duly authorized officer of Dreams;

(vi)	by the close of business on Wednesday of each week, and as of the immediately preceding Sunday, a borrowing base report for the 7-day period week ending on such Sunday, in form satisfactory to Bank, certified by a duly authorized officer of Dreams;

(vii)	on or before January 31 of each year, commencing January 31, 2010, EBITDA projections for such year on a quarter-by-quarter basis, which projections shall be reasonable in all material respects taking into account all facts and information known or reasonably available to Borrowers; and

(viii)	as soon as possible, and in any event within four (4) Business Days after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition or occurrence which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of the chief executive or chief financial officer of such Dreams, for itself and as Authorized Agent for all of the other Borrowers setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Dreams or such Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto; and

(ix)	promptly, at such times US Bank may reasonably require, in form and detail satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may reasonably request from time to time.

(b)	Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to Section 6(a) above) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of such Borrower’s and its Subsidiaries’ offices and to make inquiries as to such Borrower’s and its Subsidiaries’ financial matters with their respective directors, officers, employees, and independent certified public accountants; and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit, appraise and examine such Borrower’s and its Subsidiaries’ books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours. Such Borrower shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by such Borrower and Bank; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be required to reimburse Bank for more than three (3) such inspections, examinations and audits per Borrower per year. In addition, Bank shall have the right to conduct or obtain an appraisal of each of the Borrowers’ inventory from time to time; provided, that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be required to reimburse Bank for more than one (1) such inventory appraisal per Borrower, per year. Notwithstanding the foregoing, Borrowers shall be required to reimburse Bank for a limited scope appraisal (the scope of such appraisal to be determined by Bank) of the Borrowers’ inventory which shall be completed on or before August 31, 2009 and the next full appraisal of the Borrowers’ inventory shall be completed by January 31, 2010.

(c)	Keep its insurable properties (including, without limitation, any collateral at any time securing all or any part of the Liabilities) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all- risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of such Borrower and its Subsidiaries, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for periods of not less than six (6) months, and written by such companies as may be satisfactory to Bank. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank. Such Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If such Borrower or any Subsidiary fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and such Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank. Such Borrower hereby appoints Bank, or any employee or agent of Bank, as such Borrower’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of such Borrower; to do either of the following after an Event of Default and during the continuance thereof, (i) adjust and compromise any loss under said insurance and (ii) to endorse any check or draft payable to such Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Liabilities; provided, however, that Bank shall not be required hereunder so to act.

(d)	Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon such Borrower, any Subsidiary and/or any of their respective property, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank (“Contested Taxes”), If such Borrower or any Subsidiary fails to pay such taxes and assessments (excluding Contested Taxes) within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and such Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(e)	Do or cause to be done all things necessary to preserve and keep in full force and effect such Borrower’s and each Subsidiary’s existence, rights and franchises and comply with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, (however, upon not less than thirty (30) days prior written notice to Bank, Borrowers may close stores and/or terminate franchises in their sole, but reasonable, business judgment so long as no such closing or termination could reasonably be expected to have a Material Adverse Effect.

(f)	Maintain, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2009; a ratio of Debt to Tangible Net Worth (for the four quarter period ending on such date) of not more than the following:

March 31,2009	3.2 to 1.0
June 30, 2009	3.7 to 1.00
September 30, 2009	4.35 to 1.0
December 31,2009 and the last day of each fiscal quarter thereafter	2.8 to 1.0

(g)	Maintain, as of the last day of each month, commencing April 30, 2009, EBITDA (on a year to date basis) of not less the following;

April 30, 2009	(1,367,000)
May 31, 2009	(2,278,000)
June 30, 2009	(2,576,000)
July 31, 2009	(2,835,000)
August 31, 2009	(3,099,000)
September 30, 2009	(3,069,000)
October 31, 2009	(2,926,000)
November 30, 2009	(2,008,000)
December 31, 2009	1,998,000

(h)	Maintain, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2009, Tangible Net Worth of not less than the following:

March 31, 2009	$10,000,000
June 30, 2009	$8,600,000
September 30, 2009	$7,600,000
December 31, 2009 and the last day of each fiscal quarter thereafter	$10,200,000

(i)

At all times meet the minimum funding requirements of ERISA with respect to such Borrower’s and its Subsidiary’s employee benefit plans subject to ERISA; promptly after such Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC, such

Borrower or any of its Subsidiaries has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an authorized officer of such Borrower setting forth details as to such event or proceedings and the action which such Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by such Borrower or any of its Subsidiaries, as applicable, not later than ten (10) days after such report has been so filed. Each such Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Borrower.

(j)	Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by such Borrower or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by such Borrower or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of such Borrower or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from such Borrower or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by such Borrower or any of its Subsidiaries. Each Borrower hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suites, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by such Borrower or any of its Subsidiaries, or in any way related to any property owned or operated by such Borrower or any of its Subsidiaries, or due to any acts of such Borrower or any of its Subsidiaries, or any of their respective officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable, and such Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

(k)	Maintain all of its deposit accounts with Bank, except (i) those accounts set forth on Schedule 6(k) annexed hereto and (ii) such other deposit accounts at such other financial institutions opened by Borrowers after obtaining Bank’s prior written consent (which such consent shall not be unreasonably withheld or delayed).

(l)	Comply in all material respects with all terms of the Licensing Agreements.

(m)	Within five (5) Business Days thereof, notify Bank if any party to a Licensing Agreement terminates, attempts to terminate or gives notice of termination of such Licensing Agreement.

(n)	Within five (5) Business Days thereof, notify Bank if any party to an Occupancy Agreement terminates, attempts to terminate or gives notice of termination under or commits an event of default, under the Occupancy Agreement, “Occupancy Agreement” shall mean any lease, warehousing agreement or any other agreement granting a Borrower occupancy, warehousing or storage rights on or with respect to any real property or portion thereof.

(o)	Pay promptly and within the before or on the scheduled payment due date, all real estate rental obligations, including, without limitation, lease payments of any Borrower, any Subsidiary, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank.

(p)	Furnish Bank with (i) written notice (“Lease Payment Default Notice”) if any payment owing by any Borrower under any Occupancy Agreement remains unpaid for more than 10 days (not including periods of notice and cure), such Lease Payment Default Notice to be delivered to Bank within three (3) days, and (ii) written notice (“Lease Covenant Default Notice”) of the occurrence of any non-monetary default under any Occupancy Agreement, such Lease Covenant Default Notice to be delivered to Bank within three (3) days of the occurrence of such default.

7. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Borrowers, or any of them, and so long as any Liabilities remain unpaid and outstanding, each Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bank:

(a)	Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to, any shares of its capital stock, except (i) cash dividends payable to Dreams or one of its Subsidiaries and (ii) dividends payable solely in capital stock of such Borrower.

(b)	Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

(c)	Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)	liens, mortgages, security interests and encumbrances to or in favor of Bank;

(ii)	liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(iii)	liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv)	purchase money security interests to secure purchase money indebtedness of Dreams and/or its Consolidated Subsidiaries permitted under Section 7(d)(vi) of this Agreement, so long as such security interests arise or are created substantially contemporaneously with the purchase or acquisition by Dreams and/or its Consolidated Subsidiaries, as applicable, of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by Dreams and/or its Consolidated Subsidiaries to enable it to so purchase or acquire such property or assets, and no other Debt, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of Dreams and/or its Consolidated Subsidiaries;

(v)	liens in favor of mechanics, materialmen; carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable; and

(vi)	the liens described on Schedule 9(c).

(d)	Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except for (i) the Liabilities, (ii) existing indebtedness to the extent set forth on attached Schedule 9(d) attached hereto, (iii) unsecured trade indebtedness incurred and paid in the ordinary course of business, (iv) indebtedness secured by Permitted Encumbrances, and (v) purchase money indebtedness and lease obligations (whether in respect of capitalized leases, operating leases or otherwise), not otherwise disclosed in said Schedule 9(d), not to exceed Two Hundred Thousand Dollars ($200,000), in the aggregate, at any time,

(e)	Make or allow to remain outstanding any investment (whether such investment shall be or the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(i)	investments in existing Subsidiaries;

(ii)	advances made for expenses or purchases in the ordinary course of business;

(iii)	loans or advances made to officers, directors, or employees of Company, not to exceed in the aggregate Twenty Five Thousand Dollars ($25,000) at any one time outstanding;

(iv)	(A) certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000.00, and (B) direct obligations of the United States Government maturing within one year from the date of acquisition thereof;

(v)	unfinanced (cash) acquisitions of (A) all outstanding equity interests of an entity pursuant to which such entity becomes a wholly-owned subsidiary of the Borrower (“New Subsidiary”) or (B) substantially all assets of an entity by the Borrower or one of the Borrower’s subsidiaries free and clear of liens and encumbrances other than Permitted Encumbrances; not to exceed for any such acquisition $350,000 in the aggregate, and in any case, so long as not less than ten (10) days before the effective date of any such acquisition Bank shall have received an executed copy of the purchase agreement relating to such acquisition and, if required by Bank in the exercise of its sole discretion, within ten (10) days after the effective date of such acquisition, the New Subsidiary shall have duly executed a guaranty of payment of the Liabilities and/or agreements granting Bank a security interest in all present and future assets of such New Subsidiary as collateral security for the Liabilities.

(f)	Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(g)	Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(h)	(i) sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business; (ii) change its name, consolidate with or merge into any other Person, permit any other

Person to merge into it (except that each New Subsidiary may be merged into a Borrower); (iii) enter into any reorganization or recapitalization; or (iv) enter into any sale-leaseback transaction.

(i)	Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may result in a liability of Borrower to the PBGC which, in the opinion of Bank), will have a Material Adverse Effect.

(j)	Furnish Bank with any certificate or other document that knowingly contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

(k)	Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of such Borrower, to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(l)	Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Borrower as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

(m)	Create or acquire any Subsidiary except to the extent permitted under Section 7(e) above.

(n)	Amend or modify any document evidencing any Subordinated Debt or make any payment with respect to any Subordinated Debt except as permitted pursuant to the applicable subordination agreement related to such Subordinated Debt.

8. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a)	The Borrowers shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Borrowers, or any of them, to Bank, when due, under any of the Liabilities, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s); or

(b)	any representation, warranty, certification or statement made or deemed to have been made by Borrowers herein, or by any Person(s) (including, without limit, any Borrower) in any certificate, financial statement or other written document or agreement delivered by or on behalf of Borrowers, or any of them in connection with the Liabilities or any of the Loan Documents, shall prove to be materially untrue or incomplete; or

(c)	Borrowers, or any of them, shall fail to observe or perform any condition, covenant or agreement of Borrowers, or any of them, set forth herein; or

(d)	Any loss, theft, substantial damage or destruction to or of any Collateral, or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with any Collateral or of any other judicial process of, upon or in respect of any Collateral; or

(e)	there is any revocation, termination or attempted revocation or termination of termination, or notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Liabilities; or

(f)	Sale or other disposition by Borrowers, or any of them, or any Guarantor of any substantial portion of its assets or property or voluntary suspension of the transaction of business by Borrowers, or any of them, or any Guarantor, or death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, or assignment for the benefit of creditors of or by Borrower or Borrowers, or any of them, or any Guarantor; or commencement of any proceedings under any state or federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Borrowers, or any of them, or any Guarantor (and if such proceeding is involuntary, continuance thereof for more than 30 days); or the appointment of a receiver, trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Borrowers, or any of them, or any Guarantor; or

(g)	if there is any failure by Borrowers, or any of them, or any Guarantor to pay, when due, any of its indebtedness in excess of $25,000 in the aggregate (other than to the Bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or

(h)	Bank deems the margin of Collateral insufficient or itself insecure, in good faith believing that the prospect of payment of the Liabilities or performance of this Agreement is impaired or shall fear deterioration, removal, or waste of Collateral; or

(i)	An event of default shall occur under any instrument, agreement or other document evidencing, securing or otherwise relating to any of the Liabilities; or

(j)	Any judgment(s) for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Borrowers or any of them or any Guarantor and such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment(s) is (are) not covered by insurance from a solvent insurer who is defending such action without reservation of rights; or

(k)	if Dreams shall fail, for any reason whatsoever, to own and control, directly or indirectly, 100% of the equity interests in any of the other Borrowers (other than Las Vegas) or shall fail, for any reason whatsoever, to own and control, directly or indirectly, at least 75% of the equity interest in Las Vegas; or

(1)	the occurrence of any “reportable event”, as defined in ERISA, which (i) is determined to constitute grounds for (A) termination by the PBGC of any pension plan of any Borrower or (B) the appointment by the appropriate United States District Court of a trustee to administer such plan and (ii) is reasonably likely to result in a Material Adverse Effect, and (iii) such reportable event is not corrected and such determination is not revoked within thirty (30) days after (A) notice thereof has been given to the plan administrator or any Borrower; or (B) the institution of proceedings by the PBGC to terminate any such pension plan or to appoint a trustee to administer such plan; or (C) the appointment of a trustee by the appropriate United States District Court to administer any such pension plan; or

(m)	any default by any party under any Occupancy Agreement and such failure continues beyond any period of grace provided with respect thereto.

9. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Borrowers declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of any of the Borrowers shall immediately terminate. Upon the occurrence and at any time during the continuance or existence of any Event of Default under Section 8(j) of this Agreement, then the Liabilities and all indebtedness then outstanding thereunder shall automatically become immediately due and payable without any notice by Bank to any of the Borrowers and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of any of the Borrowers shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law, or otherwise.

10. Each of the Borrowers hereby acknowledges and agrees that in the event that any of the Liabilities shall at any time be on a demand basis, the Borrowers’ compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Liabilities which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Liabilities.

11. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

12. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

13. All covenants, agreements, representations and warranties by or on behalf of Borrower made in connection with this Agreement and any other Loan Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrowers pursuant hereto shall constitute representations and warranties by Borrowers.

14. Each of the Borrowers agrees to reimburse Bank, upon within five (5) Business Days after demand by Bank, for all costs and expenses (including, without limitation, reasonable attorneys’ fees, whether in-house or outside counsel) incurred by Bank in connection with the documentation and preparation of this Agreement, the other Loan Documents, and otherwise in respect of the Liabilities, and the consummation and the closing of the transactions contemplated hereby or thereby, any default or events of default under or in respect of any of the Liabilities or in collecting or in attempting to collect any of the Liabilities, in perfecting, maintaining or defending any of the Bank’s liens or security interests (or the priority thereof), if any, in any collateral securing any part of any of the Liabilities, or otherwise in enforcing any of Bank’s rights or remedies under any of the Loan Documents or otherwise in respect of any of the Liabilities.

15. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that none of the Borrowers shall assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

16. The obligations and liabilities of the Borrowers under this Agreement shall constitute the joint and several obligations and liabilities of the Borrowers.

17. Each reference in any of the Loan Documents or any borrowing or supporting resolution (i) to StarsLive365, LLC as a “limited liability corporation”, is amended to mean a “limited liability company”, (ii) to “Dream/Pro Sports, Inc,” is amended to mean “Dreams/Pro Sports, Inc.”, (iii) to “Fansedge Corporation” is amended to mean “Fansedge Incorporated”.

18. Borrowers have advised Bank that they failed to comply with the provisions of Section 8(f), 8(g) and 8(h) of the Prior Agreement for the fiscal quarters ending September 30, 2008 and December 31, 2008 and also failed to comply with the provisions of Section 8(f) of the Prior Agreement for the fiscal quarter ending March 31, 2009 (the “Covenant Violations”). Borrowers have requested that the Bank waive any Event of Default existing under the Agreement resulting from the Covenant Violations. Bank hereby Waives any Event of Default existing under the Agreement resulting from the Covenant Violations. This waiver shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the other Loan Documents, or to constitute a waiver or release by the Bank of any right, remedy or Event of Default under the Agreement or any of the other Loan Documents, except to the extent specifically set forth herein.

19. BACH OF THE BORROWERS AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

[Remainder of Page Intentionally Left Blank]

If the foregoing is acceptable to Borrowers, please indicate such with the authorized signatures of Borrowers as provided below.

Very truly yours,

COMERICA BANK

By:	/s/ Paul G. Russo
Its:	Vice President

ACCEPTED AND AGREED:

DREAMS, INC., on its own behalf and as

Authorized Agent for and on behalf of all other

Borrowers:

DREAMS FRANCHISE CORPORATION,

DREAMS ENTERTAINMENT, INC.

DREAMS PRODUCTS, INC.

DREAMS RETAIL CORPORATION

DREAMS/PRO SPORTS, INC.

FANSEDGE INCORPORATED

THE GREENE ORGANIZATION, INC.

THE SPORTS COLLECTIBLES & AUCTION COMPANY, INC.

DREAMS UNIQUE, INC.

STARSLIVE365, LLC

365 LAS VEGAS, L.P.

BKJ CONSULTING CORP.

By:	/s/ David M. Gleene
Its:	Senior V. P.

Dated: June 30 , 2009

SCHEDULE 1

Licensing Agreements

1.	Merchandising License Agreement between Universal Studios Licensing, Inc. and Dreams Franchise Corporation, dated August 27,1992, as amended, for “Field of Dreams”.

2.	License Agreement between NFL Properties, Inc. and Dreams Products, Inc. dated April 1, 2008.

3.	License Agreement between MLB and Dreams Products, Inc. (operating under an expired, undated license agreement).

4.	License Agreement between National Association for stock Car Auto Racing, Inc. and dreams, Inc., d/b/a Mounted Memories, dated September 1, 2002.

TO BE UPDATED BY BORROWERS

SCHEDULE 5(i)

TO BE UPDATED BY BORROWERS

Direct Subsidiaries of Dreams, Inc.

The address of each entity is:

2 S. University Drive, Suite #325

Plantation, FL 33324

Name and Address	Place of Incorporation/ Organization	Percent Owned by Dreams
Dreams Franchise Corporation	CA	100%
Dreams Retail Corporation	FL	100%
The Greene Organization, lnc.	FL	100%
Dreams Unique, Inc.	FL	100%

Direct Subsidiaries of each other Borrower

Name and Address	Place of Incorporation/ Organization	Subsidiary of	Percent Owned
Dreams Entertainment, Inc.	UT	Dreams Franchise	100%
Dreams Products, Inc.	UT	Dreams Franchise	100%
Dreams Paramus, LLC	FL	Dreams Retail	100%
Dreams/Pro Sports, Inc.	FL	Dreams Retail	100%
Fansedge Incorporated	DE	Dreams Retail	100%
RIOFOD, L.P.		Dreams Retail	73%
	NV	365 Las Vegas, L.P.	21%
CAEFOD, L.P.		Dreams Retail	63.5%
	NV	365 Las Vegas, L.P.	30%
SWFOD, L.P.		Dreams Retail	60%
	NV	365 Las Vegas, L.P.	40%
StarsLive 365, LLC	NV	Dreams Retail	100%
365 Las Vegas, L.P.	NV	StarsLive 365, LLC	76.25%
The Sports Collectibles & Auction Company, Inc.	FL	The Greene Organization	100%
BKJ Consulting Corp.	IL

SCHEDULE 6

Approved non-Comerica Deposit Accounts

Dreams Finance Corp
Dreams Retail Corp
FE-DRC501(Fox Valley)
FOD Boca Town Center
FOD Caesar’s
FOD Fashion Valley
FOD Garden State Mall
FOD M&M/CCLV
FOD MacArthur Center
FOD Northbridge
FOD Orlando
FOD Pier 39
FOD RIO
FOD S&W
FOD Sawgrass
FOD Scottsdale
FOD SL 365
FOD Warehouse
FOD Wellington
FOD Woodfield
Las Vegas Outlet
FOD West Farms
FE Woodfield
FE Orland
FE Lincolnwood
FE River Oak
FE Northbridge
Fans Edge
FansEdge-Kiosk
ProSports Memorabilia
Dreams Products Inc (Mounted Memories)
SCAC(the Greene Org.)
BKJ Cons, d/b/a Schwartz Sports
Dreams Unique, Inc.
FANSEDGE/PROSPORTS MEMORIBILIA
FANSEDGE/PROSPORTS MEMORIBILIA
schwartzsports@aol.com
FOD Cherry Creek
FOD Park Meadows

Schedule 7 (c)

Dreams Inc.

Capital leases

Advantage Leasing Corp	$83,432.90

Packaging equipment

Schedule 7(d)

Dreams Inc.

Notes Payable

Joseph Casey	$309,608
Fashion Valley	$43,929
George Johnson	$575,000
Brian Schwartz	$200,000
Kevin Schwartz	$300,000
Joel Schwartz	$100,000
Mark Schwartz	$518,000
Ken Karlan	$300,000

$2,346,538

EXHIBIT “B”

COVENANT COMPLIANCE CERTIFICATE

To:	Comerica Bank

Re:	Letter Agreement dated June , 2009, as may be amended, restated, replaced or supplemented from time to time (the “Agreement”) among Dreams, Inc., Dreams Franchise Corporation, Dreams Entertainment, Inc., Dreams Products, Inc., Dreams Retail Corporation, Dreams/Pro Sports, Inc., Fansedge Incorporated, The Greene Organization, The Sports Collectibles & Auction Company, Inc., Dreams Unique, Inc., StarsLive365 LLC, 365 Las Vegas, L,P., and BKJ Consulting Corp. (collectively, “Borrowers”) and Comerica Bank (“Bank”).

This Compliance Certificate (“Certificate”) is furnished pursuant to Section 6(a)(iv) of the Agreement and sets forth various information as of             , 200    (the “Computation Date”).

1. Debt to Tangible Net Worth Ratio. On the Computation Date, the Debt to Tangible Net Worth Ratio, which is required to be not more than             to 1.0, was              to 1.0 as computed in the supporting documents attached hereto as Schedule 1.

2. EBITDA. On the Computation Date, EBITDA, which is required to be not less than $            , was $            as computed in the supporting documents attached hereto as Schedule 2.

3. Tangible Net Worth. On the Computation Date, the Consolidated Tangible Net Worth of Dreams and its Consolidated Subsidiaries, which is required to be not less than $            , was

$             as computed in the supporting documents attached hereto as Schedule 3.

The undersigned officer of the Dreams hereby certifies that:

A. All of the information set forth in this Certificate (and in any Schedule attached hereto) is true and correct in all material respects.

B. As of the Computation Date, Borrowers have observed and performed all of their covenants and other agreements contained in the Agreement and in any other Loan Documents to be observed, performed and satisfied by Borrowers.

C. The undersigned has reviewed the Agreement and this Certificate is based on an examination sufficient to assure that this Certificate is accurate.

D. Except as stated in Schedule 4 hereto (which shall describe any existing Default Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrowers), no Default or Event of Default has occurred and is continuing on the date of this Certificate.

E. Borrowers are not past due on any payments for real estate rental obligations and have attached as Schedule 5 a schedule containing a list of payment due dates and dates payments were paid for such real estate rental obligations, as of the date hereof.

Capitalized terms used in this Certificate and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement and Note.

IN WITNESS WHEREOF, Dreams has caused this Certificate to be executed and delivered by its duly authorized officer this             day of             20        .

DREAMS, INC., on its own behalf and as

Authorized Agent for and on bebalf of all

other Borrowers:

DREAMS FRANCHISE CORPORATION,

DREAMS ENTERTAINMENT, INC,

DREAMS PRODUCTS, INC,

DREAMS RETAIL CORPORATION

DREAMS/PRO SPORTS, INC.

FANSEDGE INCORPORATED

THE GREENE ORGANIZATION

THE SPORTS COLLECTIBLES &

AUCTION COMPANY, INC.

DREAMS UNIQUE, INC,

STARS LIVE 365 LLC

365 LAS VEGAS, L.P.

BKJ CONSULTING CORP.

By:
Its:

_

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